Filed Pursuant to Rule 424(b)(3)
File Number 333-120973

PROSPECTUS SUPPLEMENT NO. 21
to Prospectus declared
effective on May 11, 2006
as supplemented on May 17, 2006, June 12, 2006, August 18, 2006, September 18, 2006, September 29, 2006,
October 23, 2006, November 21, 2006, December 14, 2006, February 20, 2007, March 2, 2007, March 12, 2007, April 2, 2007,
 May 1, 2007, May 7, 2007, May 22, 2007, June 26, 2007, July 11, 2007, July 27, 2007, August 21, 2007 and November 21, 2007
(Registration No. 333-120973)

CYBERKINETICS NEUROTECHNOLOGY SYSTEMS, INC.

This Prospectus Supplement No. 21 supplements our Prospectus dated May 12, 2006, Prospectus Supplement No.1 dated May 17, 2006, Prospectus Supplement No. 2 dated June 12, 2006, Prospectus Supplement No. 3 dated August 18, 2006, Prospectus Supplement No. 4 dated September 18, 2006, Prospectus Supplement No. 5 dated September 29, 2006, Prospectus Supplement No. 6 dated October 23, 2006, Prospectus Supplement No. 7 dated November 21, 2006, Prospectus Supplement No. 8 dated December 14, 2006, Prospectus Supplement No. 9 dated February 20, 2007, Prospectus Supplement No. 10 dated March 2, 2007, Prospectus Supplement No. 11 dated March 12, 2007, Prospectus Supplement No. 12 dated April 2, 2007, Prospectus Supplement No. 13 dated May 1, 2007, Prospectus Supplement No. 14 dated May 7, 2007, Prospectus Supplement No. 15 dated May 22, 2007, Prospectus Supplement No. 16 dated June 26, 2007, Prospectus Supplement No. 17 dated July 11, 2007, Prospectus Supplement No. 18 dated July 27, 2007, Prospectus Supplement No. 19 dated August 21, 2007 and Prospectus Supplement No. 20 dated November 21, 2007. The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. You should read this Prospectus Supplement No. 21 together with the Prospectus, Prospectus Supplement No. 1, Prospectus Supplement No. 2, Prospectus Supplement No. 3, Prospectus Supplement No. 4, Prospectus Supplement No. 5, Prospectus Supplement No. 6, Prospectus Supplement No. 7, Prospectus Supplement No. 8, Prospectus Supplement No. 9, Prospectus Supplement No. 10, Prospectus Supplement No. 11, Prospectus Supplement No. 12, Prospectus Supplement No. 13, Prospectus Supplement No. 14, Prospectus Supplement No. 15, Prospectus Supplement No. 16, Prospectus Supplement No. 17, Prospectus Supplement No. 18, Prospectus Supplement No. 19 and Prospectus Supplement No. 20.

This Prospectus Supplement includes the attached Current Report on Form 8-K of Cyberkinetics Neurotechnology Systems, Inc. dated December 7, 2007, as filed by us with the Securities and Exchange Commission.

Our common stock is traded on the Over-the-Counter Bulletin Board under the symbol "CYKN."

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is December 20, 2007

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 7, 2007

Cyberkinetics Neurotechnology Systems, Inc.
(Exact name of registrant specified in charter)

Delaware	000-50505	13-4287300
(State of	(Commission File	(IRS Employer
Incorporation)	Number)	Identification No.)

100 Foxborough Blvd., Suite 240
Foxborough, MA 02035
(Address of principal executive offices) (Zip Code)

508-549-9981
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 8.01  Other Events

On December 11, 2007, the Company issued a press release announcing its receipt of a response letter from the FDA with respect to its Andara™ OFS™ HDE application, which is attached hereto as Exhibit 99.1.

ITEM 9.01   Financial Statements and Exhibits.

(c)   Exhibits:

99.1 Press release issued on December 11, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cyberkinetics Neurotechnology Systems, Inc.

By:	/s/ Timothy R. Surgenor
Name: Timothy R. Surgenor
Title: President and Chief Executive Officer

Dated: December 13, 2007

Exhibit Index

Exhibit	Description

99.1	Press release issued on December 11, 2007.

EXHIBIT 99.1

Cyberkinetics Receives FDA Response Letter on Andara(TM) OFS(TM) System for Acute Spinal Cord Injury

FOXBOROUGH, Mass., Dec 11, 2007 (BUSINESS WIRE) -- Cyberkinetics Neurotechnology Systems, Inc. (OTCBB: CYKN; "Company;" "Cyberkinetics"), announced today that it has received a letter from the U.S. Food and Drug Administration (FDA) requesting additional analyses and data regarding its Humanitarian Device Exemption (HDE) marketing application for the Andara(TM) OFS(TM) (Oscillating Field Stimulator) System, a nerve growth stimulator designed as a treatment for acute spinal cord injuries. Based on the FDA's request for additional data and analyses, the Company now expects that approval of its Andara(TM) OFS(TM) System for the treatment of acute spinal cord injury may be delayed until at least the first half of 2008.

The Andara(TM) OFS(TM) System is intended as a treatment option for people with acute spinal cord injuries. The device is designed to be implanted in patients within 18 days following a spinal cord injury to stimulate nerves to grow across the area of injury. Though the device is removed after 15 weeks of treatment, improvement in both sensory and motor function may continue for months, even years, as nerves form new connections to transmit information to and from the brain.

"The FDA has identified additional information related to our clinical and engineering data that we must provide prior to completion of their review of the Andara(TM) OFS(TM) HDE," stated Timothy R. Surgenor, Cyberkinetics' President and Chief Executive Officer. "We look forward to working with the FDA over the coming weeks to fully understand their requirements. We believe that we can provide the information that the FDA has requested in an additional amendment to our HDE application in early 2008.

"We are reminded daily by surgeons at leading treatment centers of the catastrophic physical, emotional and financial consequences of spinal cord injury - underscored by the lack of effective treatment alternatives. Cyberkinetics is committed to moving as quickly as possible to bring the Andara(TM) OFS(TM) device to the market," Surgenor added.

About Cyberkinetics Neurotechnology Systems, Inc.

Cyberkinetics Neurotechnology Systems, Inc., a leader in the neurotechnology industry, is developing neural stimulation, sensing and processing technology to improve the lives of those with severe paralysis resulting from spinal cord injuries, neurological disorders and other conditions of the nervous system. Cyberkinetics' product development pipeline includes: Andara(TM) OFS(TM) Therapy for acute spinal cord injury, an investigative device designed to stimulate nerve repair and restore sensation and motor function; the BrainGate System, an investigative device designed to provide communication and control of a computer, assistive devices, and, ultimately, limb movement; and a pilot program in the detection and prediction of seizures due to epilepsy. Additional information is available at Cyberkinetics' website at www.cyberkinetics.com.

Forward-Looking Statements

This announcement contains forward-looking statements, including statements about Cyberkinetics' product development plans and progress, potential development of proprietary inventions and benefits that may be realized by certain research programs. Such statements may be considered "forward-looking" within the meaning of the United States Private Securities Litigation Reform Act of 1995. You can identify these statements by the use of words like "may," "will," "could," "should," "project," "believe," "anticipate," "expect," "plan," "estimate," "forecast," "potential," "intend," "continue" and variations of these words or comparable words. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Forward-looking statements include, but are not limited to, statements concerning our future expectations, plans, prospects and future operating results as well as projections of cash and marketable securities and sufficiency of funding for capital expenditures. Actual results may differ materially from those indicated by these forward-looking statements as a result of various factors including risks related to: our ability to secure regulatory approval for our products; our access to additional capital; our ability to obtain additional funding to support our business activities; our dependence on third parties for development, manufacture, marketing, sales and distribution of our products; our development of products; our ability to obtain and maintain patent protection for our discoveries and products; and our limited operating history; as well as those risks more fully discussed in the "Risk Factors" section of the Company's Registration Statement on Form 10-KSB filed with the SEC on April 2, 2007, and our other public documents filed with the SEC. In addition, any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date.

SOURCE: Cyberkinetics Neurotechnology Systems, Inc.

Cyberkinetics Contact:
Elizabeth A. Razee, 508-549-9981, Ext. 109
Manager, Corporate Communications
erazee@cyberkineticsinc.com
or
Berry & Company Public Relations Contact:
Bill Berry, 212-253-8881, Ext. 21
bberry@berrypr.com